Exhibit 4.5

SHAREHOLDERS AGREEMENT

FEBRUARY 2010

MODERN CYBER INTERNATIONAL LIMITED

GAEATEC INTERNATIONAL LIMITED

VIOLET GOLD INTERNATIONAL LIMITED

HOVEREX INTERNATIONAL LIMITED

RICH SONIC INTERNATIONAL LIMITED

ROLL WHEEL INTERNATIONAL LIMITED

and

NEWMAN INVESTMENTS LIMITED

and

LENTUO INTERNATIONAL INC.

LENTUO INTERNATIONAL INC.

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (the “Agreement”) is made as of February, 2010, by and among:-

(1)          MODERN CYBER INTERNATIONAL LIMITE, a limited liability company incorporated under the laws of the British Virgin Islands (“Modern Cyber”);

(2)                             GAEATEC INTERNATIONAL LIMITED, a limited liability company incorporated under the laws of the British Virgin Islands (“Gaeatec”);

(3)                                 VIOLET GOLD INTERNATIONAL LIMITED, a limited liability company incorporated under the laws of the British Virgin Islands (“Violet Gold”);

(4)                                 HOVEREX INTERNATIONAL LIMITED, a limited liability company incorporated under the laws of the British Virgin Islands (“Hoverex”);

(5)                                 RICH SONIC INTERNATIONAL LIMITED, a limited liability company incorporated under the laws of the British Virgin Islands (“Rich Sonic”); and

(6)                                 ROLL WHEEL INTERNATIONAL LIMITED, a limited liability company incorporated under the laws of the British Virgin Islands (“Roll Wheel”);

(collectively, the “Existing Shareholders”, and each an “Existing Shareholder”),

(7)                                 NEWMAN INVESTMENTS LIMITED, a limited liability company incorporated under the laws of Samoa (the “Investor”); and

(8)                                 LENTUO INTERNATIONAL INC., a limited liability company incorporated under the laws of the Cayman Islands (the “Company”)

(the foregoing parties, collectively the “Parties”, and each a “Party”).

RECITALS

A.            The Company and the Investor entered into a Subscription Agreement dated as of February, 2010 (the “Subscription Agreement”) pursuant to which the Investor shall subscribe for certain Shares of the Company.

B.            The Parties desire to enter into this Agreement to regulate the management of the Company.

THE PARTIES AGREE AS FOLLOWS:

1.             Certain Definitions.  As used in this Agreement, the following terms have the following respective meanings:

“Adherence Deed” means an adherence deed in the form attached hereto as Exhibit A.

“Affiliate” means, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of the Investor, shall include any Person who holds Shares as a nominee for the Investor, (b) for the purpose of Section 9.3(e) only, in respect of the Investor, shall also include (i) any shareholder of the Investor, (ii) any entity or individual which has a direct and indirect interest in the Investor (including, if applicable, any general partner or limited partner) or any fund manager thereof; (iii) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by the Investor or its fund manager, (iv) the relatives of any individual referred to in (ii) above, and (v) any trust Controlled by or held for the benefit of such individuals.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Annual Plans” means annual plans in relation to the operations of the Group to be approved by the Board.

“Board” means the Company’s board of directors as constituted from time to time.

“Business Day” means any day, excluding Saturdays and Sundays, on which banks in Hong Kong and the People’s Republic of China are open for business during their normal business hours.

“Commission” means the United States Securities and Exchange Commission, as constituted from time to time, or any successor agency charged with administering the Securities Act and/or the Exchange Act.

“Control” with respect to any third Person shall have the meaning ascribed to it in Rule 405 under the U.S. Securities Act of 1933, as amended, and shall be deemed to exist in favour of any Person (a) when such Person holds at least twenty percent (20%) of the outstanding voting securities of such third Person and no other Persons owns a greater number of outstanding voting securities of such third Person or (b) over other members of such Person’s immediate family.  Immediate family members include, without limitation, a Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law.  The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Co-Sale Right” has the meaning set forth in Section 5.2 of this Agreement.

“Co-Sale Ratio” with respect to the Investor, means the ratio of (a) the number of Ordinary Share owned by the Investor on the date of the Transfer Notice to (b) the total number of Ordinary Share owned by the Transferring Shareholder and the Investor on the date of the Transfer Notice.

“Group” or “Group Companies” means the PRC Holding Company, the PRC Operating Companies, the Company and its respective Subsidiaries from time to time, and “Group Company” means any one of them.

“Investor” means the Investor, and its respective assignees, transferees or successors.

“Investor Consent” means, at the time of its determination, the prior written consent of the Investor.

“Issuance Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Liens” means any mortgage, pledge, lien, charge, assignment, hypothecation, or other agreement or arrangement which has the same or a similar effect to the granting of security

“New Securities” means any share capital of the Company (including reissued shares), whether authorized or not, and any rights, options, or warrants to purchase or subscribe share capital of the Company, any notes, debentures or shares and securities of any type whatsoever that are ultimately, or may become, convertible into capital stock of the Company issued by the Company.

“Ordinary Shares” means the ordinary shares, par value US$1.00 per share of the Company.

“Person” means any individual, sole proprietorship, partnership, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental authority or other entity of any kind or nature.

“PRC” means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and the Islands of Taiwan.

“PRC Holding Company” means Beijing Lentuo Electron Mechanical Group Co., Ltd. , a limited liability company incorporated under the laws of the PRC.

“PRC Operating Companies” means (1), a limited liability company incorporated under the laws of the PRC, (2), a limited liability company incorporated under the laws of the PRC, (3), a limited liability company incorporated under the laws of the PRC, (4), a limited liability company incorporated under the laws of the PRC, (5), a limited liability company incorporated under the laws of the PRC, (6), a limited liability company incorporated under the laws of the PRC, and (7), a limited liability company incorporated under the laws of the PRC; each a “PRC Operating Company”.

“Pro Rata Ratio” with respect to any Shareholder, means the ratio of: (a) the total number of Ordinary Share held by such Shareholder to (b) the total number of Ordinary Share held by all Shareholders.

“Pro Rata Share” with respect to any Shareholder, means the ratio of: (a) the total number of Ordinary Share held by such Shareholder immediately before the proposed allotment and issue of New Securities to (b) the total number of Ordinary Share held by all Shareholders of the Company immediately before the proposed allotment and issue of New Securities.

“Qualified IPO” means the closing of the Company’s first firm commitment, underwritten public offering of Shares approved unanimously by the Board in connection with which Shares (or the shares of a company of which the Company is a wholly owned subsidiary established for the purpose of listing (the “Listco”)) is listed and becomes publicly traded on an internationally recognized securities exchange acceptable to the Investor or the NASDAQ National Market or the issue or transfer of shares in a company whose shares are listed on an internationally recognized stock exchange acceptable to the Investor or on NASDAQ National Market for which shares approval for listing and trading has been duly obtained and which shares are issued or transferred in consideration of the acquisition of the Shares of the Company or the shares of the Listco, provided, however, that: (X) such transaction or listing shall have a valuation of the Listco of not less than US$300 million

(calculated by multiplying the offering price per share with the total number of Shares issued by the Company or the Listco immediately after the listing); (Y) such number of shares offered shall not be lower than the minimum public float requirement prescribed in the listing rules of the securities exchange where listing is sought; and (Z) the shares held by the Investor shall not be subject to any lock-up other than (i) regulatory lock-up as may be required by the securities exchange where listing is sought; and (ii) shortest lock-up period proposed by the underwriters solely for the purpose of marketing the offering of the Shares.

“Related Party” shall mean, with respect to any Person, (a) any Affiliate of such Person, (b) each Person that serves as a director, officer, partner, executor, or trustee of such Person (or in any other similar capacity), (c) any Person with respect to which such Person serves as a general partner or trustee (or in any other similar capacity), (d) any Person that has direct or indirect beneficial ownership of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity interests (a “Material Interest”) in such Person, and (e) any Person in which such Person holds a Material Interest.

“Related Transaction” means the transactions between any of the Group Companies and its Related Parties.

“Reserved Matters” means the matters specified in Section 7.1, which shall not be consummated without Investor Consent.

“Right of First Offer” has the meaning set forth in Section 4.1 of this Agreement.

“Right of First Refusal has the meaning set forth in Section 5.1 of this Agreement.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as from time to time in effect.

“Senior Manager” means, with respect to any Group Company, the chief executive officer of such company and any member of management reporting directly to the board of directors or chief executive officer of such company.

“Share” means any Ordinary Share.

“Shareholders” means the holders of Shares, and “Shareholder” means any one of them.

“Stock” has the meaning set forth in Section 5.1 of this Agreement.

“Subsidiary” means, with respect to any Person that is not an individual, any corporation, partnership, or other entity, Controlled by such Person.

“Transfer Notice” has the meaning set forth in Section 5.1 of this Agreement.

“Transferring Shareholders” has the meaning set forth in Section 5.1 of this Agreement.

2.             Business.

The business of the Group Companies shall be sale, maintenance and repair, rent of automobiles, brokerage of second-hand automobiles and any other business activities relating to automobiles.

3.             Election of Directors; Management.

3.1          Board Composition.  The number of persons comprising the Board shall be nine (9).  The Investor shall be entitled to nominate, and to remove from office and replace one (1) non-executive director of the Company and PRC Holding Company (the “Investor Representative”).  The Investor Representative shall have the right to appoint alternate or proxy to attend any meeting of the Board and to vote on matters before the Board on behalf of the Investor by which he was nominated.  The Investor shall procure the Investor Representative to resign from its office of the non-executive director of the Company and PRC Holding Company if its shareholding in the Company is less than 5% of the total issued and outstanding share capital of the Company

3.2          Meetings of the Board; Quorum.  The Board shall meet at least once every three (3) calendar months.  A quorum for any meeting of the Board shall consist of four (4) Directors present in person or by telephone or video conference. If, within one hour from the time of the meeting specified in the notice given pursuant to Section 3.3, such a quorum is not present, the meeting shall be adjourned to the same day in the following week at the same time and place and, if at such adjourned meeting, such a quorum is still not present, those Directors present (including the Investor Representative) shall be deemed a quorum and may, subject to Section 7, transact the business for which the adjourned meeting was originally convened.

3.3          At least three (3) Business Days’ written notice shall be given to each Director of any meeting of the Board unless all the Directors approve a shorter notice period.  Any notice shall include an agenda identifying in reasonable detail the matters to be discussed at the meeting together with copies of any relevant papers to be discussed at the meeting.  If any matter is not identified in reasonable detail in the agenda, the Board shall not decide upon it, unless all Directors agree in writing.  No amendments or additions shall be made to such agenda following such delivery without the unanimous consent of all the Directors.  Minutes of each meeting of the Board shall be sent to each Director within thirty (30) days of the conclusion of such meeting.

3.4          The chairman of the Board (“Chairman”) shall be appointed by the Board and shall have a term of office determined by the Board.  The Chairman shall preside, or in his absence, the Board may by a simple majority vote to elect one of the Directors to preside temporarily, as chairman of all meetings of the Board and of the meetings of the Shareholders, but shall not have a casting vote in the event of an equality of votes.

3.5          Matters arising at any meeting of the Board shall be decided by a simple majority of votes, provided that any action or resolution of the Directors to approve, effect or otherwise consummate any of the following matters on behalf of the Company shall require the affirmative vote of a simple majority of the Board, including the affirmative vote of the Investor Representative:

(a)           Make any distribution of profits to the Shareholders by way of interim or final dividend, capitalization of reserves or otherwise.

(b)           Settle or alter the terms of any profit sharing scheme or any employee share option or share participation scheme.

(c)           Amend the accounting policies previously adopted, change the fiscal or financial year of the Company.

(d)           Appoint or change the auditors of any Group Company.

(e)           Change the number of persons comprising the Board.

(f)            Increase or reduce the power of the Board.

(g)           Acquire any investment or incur any commitment, or acquire any share capital or other securities of any body corporate, or establish any brands not within the Annual Plans, and the relevant amount of each single transaction or a series of related transactions exceeds 5% of the audited consolidated total assets of the Company as at the end of the latest financial year.

(h)           Borrow any money or obtain any financial facilities from any external third parties not within the Annual Plans, and exceeding the sum of RMB10,000,000 for any single borrowings or a total aggregate amount of RMB50,000,000 in respect of all such borrowings obtained in any financial year.

(i)            Provide any guarantee or undertaking in favour of a third party or any other act which may result in contingent liabilities of the Company not within the Annual Plans, and exceeding the sum of RMB10,000,000 for any single transaction or a total aggregate amount of RMB30,000,000 in respect of all such transactions in any financial year.

(j)            Create, allow to arise or issue any debenture constituting a pledge, lien or charge (whether by way of fixed or floating change, mortgage encumbrance or other security) security interest, guarantee, claim, restriction, equity or encumbrances of any nature whatsoever on any of the property, undertaking, assets or rights of any Group Company.

(k)           Approve or make adjustments or modifications to terms of transactions involving the interest of any director or shareholder of any Group Company, including but not limited to the making of any loans or advances, whether directly or indirectly, or the provision of any guarantee, indemnity or security for or in connection with any indebtedness of liabilities of any director or shareholder of any Group Company.

(l)            Increase, reduce or cancel the authorized or issued share capital of any Group Company or issue, allot, purchase or redeem any shares or securities convertible into or carrying a right of subscription in respect of shares or any share warrants or grant or issue any options rights or warrants or which may require the issue of shares in the future or do any act which has the effect of diluting or reducing the effective shareholding of the Investor in the Company or their effective interest in any Group Company.

(m)          Sell, transfer, license, charge, encumber or otherwise dispose of any trademarks, patents or other intellectual property owned by any Group Company. For the avoidance of any doubt, the existing authorised use of an intellectual property shall be valid until its expiry.

(n)           Make any alteration or amendment to the Memorandum of Association or Articles of Association of the Company, or the constitutional documents of any other Group Company.

(o)           Dispose of or dilute the Company’s direct or indirect interest in any of its Subsidiaries not within the Annual Plans, and the relevant amount of each individual transaction or a series of related transactions exceeds 5% of the audited consolidated total assets of the Company as at the end of the latest financial year.

(p)           Cease to conduct or carry on the business of any Group Company as now conducted or change any part of its business activities.

(q)           Sell or dispose of the whole or a material part of the undertaking, goodwill or assets of any Group Company.

(r)            Pass any resolution for the winding up or dissolution of any Group Company or undertake any merger, reconstruction or liquidation exercise concerning any Group Company or apply for the appointment of a receiver, manager or judicial manager or like officer in respect of any Group Company.

(s)            Approve any transfer of shares or interests in any Group Company.

(t)            Commence, institute, defend or maintain any litigation, legal proceedings, arbitration, mediation or any other dispute resolution procedures which are material to the Group.

(u)           Enter into any abnormal or unusual contract or contract outside the ordinary course of business of the Company which are material to the Group.

(v)           Incur of any capital expenditure by the Company not within the Annual Plans, exceeding the sum of RMB10,000,000 for any single transaction or a total aggregate amount of RMB30,000,000 in respect of any financial year.

(w)          Matters in relation to initial public offering of any interests of the Company, including but not limited to time, price, listing place, except for the Qualified IPO.

(x)           Initial public offering of any securities of the Company (except for the Qualified IPO), including but not limited to shares, bonds and/or convertible bonds.

(y)           Conduct Related Transaction otherwise than those in the Annual Plans exceeding the sum of RMB10,000,000 for any single Related Transaction or a total aggregate amount of RMB30,000,000 in respect of all Related Transaction within consecutive 12 months.

3.6          Written Resolution.  A resolution signed in writing by all the Directors (which resolution may consist of several counterparts) shall be as valid and effective as if passed at a duly convened meeting of the Board.

4.             Right of First Offer.

4.1          Right of First Offer and Right of Oversubscription With Respect to New Securities.  Subject to the provisions of Sections 4.2 and 4.3, the Company grants to each of the Shareholders the right (the “Right of First Offer”) to subscribe its Pro Rata Share of New Securities which the Company may, from time to time, propose to allot and issue and the right of oversubscription if any Shareholder elects not to subscribe its Pro Rata Share of such New Securities (the “Oversubscription Right”).  The Company shall offer to the Shareholders for subscription their Pro Rata Share of the New Securities on the same terms and at the same price at which the Company proposes to allot and issue the New Securities.  The New Securities which have not been accepted for subscription by any of the Shareholders who fail to exercise their rights of first offer or fail to complete the subscription of their Pro Rata Shares shall first be offered to the Shareholders who have exercised their Oversubscription Rights within the Issuance Notice Period pro rata to the number of additional New Securities which such Shareholders have agreed to take up above their Pro Rata Shares provided that no Shareholder shall be obliged to subscribe more New Securities above its Pro Rata Share than such additional New Securities it indicates its agreement to take up under this Section 4.1.  Thereafter the Company shall have the right to sell all remaining New Securities pursuant to Section 4.3 of this Agreement.

4.2          Issuance Notice.  In the event the Company proposes to issue New Securities, it shall give each of the Shareholders a written notice (the “Issuance Notice”) of its intention, describing the type of New Securities, the price, the terms upon which the Company proposes to issue the same, and an offer for subscription the number of shares which that each of the Shareholders is entitled to subscribe pursuant to Section 4.1 of this Agreement, and a statement that each of the Shareholders shall have twenty (20) days from the date of receipt of the Issuance Notice to accept the offer for subscription under Issuance Notice (the “Issuance Notice Period”).  Within the Issuance Notice Period, each of the Shareholders may elect to subscribe its Pro Rata Share of the New Securities and to exercise its Oversubscription Right for the price and upon the terms specified in the issuance Notice by: (a) giving written notice to the Company within the Issuance Notice Period, (b) forwarding payment for its Pro Rata Share of New Securities to the Company if immediate payment is required by the terms of the Issuance Notice, and (c) if the Oversubscription Right is exercised, the amount of additional New Securities it agrees to subscribe above its Pro Rata Share.

4.3          Subscription of New Securities.  In the event any of the Shareholders fails to exercise its right of first offer within the Issuance Notice Period and subject to the other Shareholders’ Oversubscription Rights, the Company shall have ninety (90) days thereafter to enter into an agreement (pursuant to which the subscription of New Securities covered by the Issuance Notice shall be closed, if at all, within sixty (60) days after the date of that agreement) to allot and issue the New Securities in respect of which the rights of the Shareholders were not exercised, at a price and upon general terms no more favourable to the subscriber of the New Securities than specified in the Issuance Notice.  In the event the Company has not entered into an agreement with regards to the New Securities within this ninety (90) day period (or allotted and issued New Securities in accordance with the foregoing within sixty (60) days from the date of the agreement), the Company shall not thereafter allot or issue any New Securities without first offering the New Securities to each of the Shareholders in the manner provided above.

4.4          Validity. The Right of First Offer under this Section 4 shall expire upon the Qualified IPO.

5.             Right of First Refusal; Co-Sale Right.

5.1          Right of First Refusal.

(a)           Subject to the provisions of this Section 5.1 of this Agreement, if any Existing Shareholder (the “Transferring Shareholder”) proposes to sell or otherwise transfer any Ordinary Shares or other voting securities of the Company now owned or subsequently acquired by the Transferring Shareholder (the “Stock”) or any interest therein to any person or entity then the Investor shall have a right of first refusal (the “Right of First Refusal”) to purchase the Stock proposed to be sold or otherwise transferred.

(b)           The Transferring Shareholder shall give a written notice (the “Transfer Notice”) to the Investor describing fully the proposed transfer, including the number of Shares proposed to be transferred, the proposed transfer price, the name and address of the proposed transferee.  The Transfer Notice shall be signed by the Transferring Shareholder, accompanied by a written certification by such Transferring Shareholder that the proposed transferee is a bona fide purchaser and the Transfer Notice constitutes a binding commitment of the Transferring Shareholder and the proposed transferee, with or without conditions, for the transfer of that Stock subject to the Right of First Refusal of the Investor.

(c)           The Investor shall then have the right to purchase its Pro Rata Ratio of the Stock subject to the Transfer Notice at a price per share equal to the proposed per share transfer price, by delivery of a notice of exercise of its Right of First Refusal within five (5) days after the date the Transfer Notice is delivered to the Remaining Shareholders.

5.2          Co-Sale Right.  If the Transferring Shareholder is the Existing Shareholder, then the Investor who does not exercise its Right of First Refusal pursuant to Section 5.1 above shall have the right, exercisable upon written notice to the Transferring Shareholder within five (5) days after the date the Transfer Notice is delivered to the Investor, to participate in the sale of Stock on substantially the same terms and conditions as the Transferring Shareholder to the extent of the Investor’s Co-Sale Ratio with respect to its Stock (the “Co-Sale Right”).  Notice of exercise of a Co-Sale Right shall indicate the number of shares the Investor wishes to sell under its Co-Sale Right.  The Investor may elect to sell all or some of the shares then held by it up to the Investor’s Co-Sale Ratio with respect to its Stock.  To the extent the Investor exercises its Co-Sale Right in accordance with the terms and conditions set forth in this Section 5.2, the Transferring Shareholder (i) may only sell its shares if the proposed transferee completes the purchase of the shares which the Investor seeks to sell pursuant to the exercise of its Co-Sale Right, and (ii) shall, at the request of the Investor, reduce the number of shares to be sold by the number of shares that the Investor wishes to sell under its Co-Sale Right.

(a)           Delivery of Certificates.  The Investor shall effect its participation in the sale by promptly delivering to the Transferring Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of shares which the Investor elects to sell.  The Investor shall be required to give any representations and warranties to the purchaser other than a representation and warranty that such Stock is sold by the Investor as beneficial owner free from Liens other than those under this Agreement, the Memorandum of Association and the Articles of Association of the Company.

(b)           Sales Proceeds.  The stock certificate or certificates that the Investor delivers to the Transferring Shareholder pursuant to Section 5.2(a) shall be transferred to the prospective purchaser in consummation of the sale of the Stock pursuant to substantially the same terms and conditions as specified in the Transfer Notice, and the Transferring Shareholder shall upon receiving the same from the prospective purchaser concurrently remit to the Investor that portion of the sale proceeds to which the Investor is entitled by reason of its participation in the sale.  To the extent that any prospective purchaser or purchasers prohibits assignment or otherwise refuses to purchase shares or other securities from the Investor, the Transferring Shareholder shall not sell to the prospective purchaser or purchasers any Stock unless and until, simultaneously with the sale, the Transferring Shareholder purchases those shares or other securities from the Investor.

5.3          Sale by Transferring Shareholder.  If and to the extent that the Investor does not exercise its Right of First Refusal or its Co-Sale Right in aggregate with respect to the sale of all the Stock subject to the Transfer Notice within the relevant prescribed period, the Transferring Shareholder may, not later than 90 days following delivery to the Company and the Investor of the Transfer Notice, conclude a bona fide transfer of all of the Stock covered by the Transfer Notice on terms and conditions not more favourable to the transferee or transferor than those described in the Transfer Notice.  Any proposed transfer on terms and conditions more favourable than those described in the Transfer Notice, as well as any subsequent proposed transfer of any Stock by the Transferring Shareholder, shall again be subject to the Right of First Refusal and Co-Sale Right of the Investor and shall require compliance by the Transferring Shareholder with the procedures described in this Section 5.

5.4          No Adverse Effect.  The Investor’s exercise or non-exercise of the Right of First Refusal or the Co-Sale Right shall not adversely affect their rights to participate in subsequent transfers of Stock by the Transferring Shareholder subject to the provisions of this Section 5.

6.             Meetings of Shareholders

6.1          Meetings of the Shareholders shall be held at least once every twelve (12) calendar months and, subject to Section 7, any matter arising at any meeting of the Shareholders shall be decided by votes of not less than a majority of all the issued and outstanding Ordinary Shares of the Company voting in favour of such matter and the quorum necessary for the transaction of business at a meeting of the Shareholders shall be at least four (4) Shareholders, each present in person or by proxy together holding not less than sixty percent (60%) of all the issued and outstanding Ordinary Shares of the Company.

6.2          If, within one (1) hour from the time of the meeting specified in the notice given pursuant to Section 6.3, the quorum specified in Section 7.1 is still not present, the meeting shall stand adjourned to the same day in the following week at the same time and place and, if at such adjourned meeting, such a quorum is still not present those Shareholders present, provided that there are at least two (2) Shareholders present in person or by proxy shall be deemed a quorum and may, subject to Section 7, transact the business for which the adjourned meeting was originally convened.  The Parties acknowledge that the quorum provisions in this Section 6.2 may be modified or amended in connection with subsequent equity financings of the Company to the extent agreed with the Investor in such subsequent financings and the Shareholders.

6.3          At least ten (10) days written notice of any meeting of the Shareholders shall be given to each member of the Company by the Board unless all Shareholders approve a shorter notice period.  Any notice shall include an agenda identifying in reasonable detail the matters to be discussed at the meeting together with copies of any relevant papers to be discussed at the meeting.  If any matter is not identified in reasonable detail, the Shareholders shall not decide upon it, unless all Shareholders agree in writing.

6.4          Any member of the Company may participate in any meeting of the Shareholders by telephone, video conferencing or other means by which all participants may speak and hear each other, and any Member so participating shall be deemed to be present in person at such meeting.

6.5          A resolution in writing (in one or more counterparts) signed by all Shareholders for the time being entitled to receive notice of and to attend and vote at meetings of the Shareholders shall be as valid and effective as if the same had been passed at a meeting of the Shareholders duly convened and held.

7.             Covenants

7.1          Matters requiring Investor Consent.  In addition to any other rights provided by law and the provisions of the Articles of Association or Memorandum of Association of the Company, the Company shall not, and shall procure that the Group Companies shall not, and the Existing Shareholders shall procure that the Existing Shareholders and the Group Companies shall not, without first obtaining the consent of the Investor, effect or otherwise consummate any of the following:

(a)           Make any distribution of profits to the Shareholders by way of interim or final dividend, capitalization of reserves or otherwise.

(b)           Settle or alter the terms of any profit sharing scheme or any employee share option or share participation scheme.

(c)           Amend the accounting policies previously adopted, change the fiscal or financial year of the Company.

(d)           Appoint or change the auditors of any Group Company.

(e)           Change the number of persons comprising the Board.

(f)            Increase or reduce the power of the Board.

(g)           Acquire any investment or incur any commitment, or acquire any share capital or other securities of any body corporate, or establish any brands not within the Annual Plans, and the relevant amount of each single transaction or a series of related transactions exceeds 5% of the audited consolidated total assets of the Company as at the end of the latest financial year.

(h)           Borrow any money or obtain any financial facilities from any external third parties not within the Annual Plans, and exceeding the sum of RMB10,000,000 for any single borrowings or a total aggregate amount of RMB50,000,000 in respect of all such borrowings obtained in any financial year.

(i)            Provide any guarantee or undertaking in favour of a third party or any other act which may result in contingent liabilities of the Company not within the Annual Plans, and exceeding the sum of RMB10,000,000 for any single transaction or a total aggregate amount of RMB30,000,000 in respect of all such transactions in any financial year.

(j)            Create, allow to arise or issue any debenture constituting a pledge, lien or charge (whether by way of fixed or floating change, mortgage encumbrance or other security) security interest, guarantee, claim, restriction, equity or encumbrances of any nature whatsoever on any of the property, undertaking, assets or rights of any Group Company.

(k)           Approve or make adjustments or modifications to terms of transactions involving the interest of any director or shareholder of any Group Company, including but not limited to the making of any loans or advances, whether directly or indirectly, or the provision of any guarantee, indemnity or security for or in connection with any indebtedness of liabilities of any director or shareholder of any Group Company.

(l)            Increase, reduce or cancel the authorized or issued share capital of any Group Company or issue, allot, purchase or redeem any shares or securities convertible into or carrying a right of subscription in respect of shares or any share warrants or grant or issue any options rights or warrants or which may require the issue of shares in the future or do any act which has the effect of diluting or reducing the effective shareholding of the Investor in the Company or their effective interest in any Group Company.

(m)          Sell, transfer, license, charge, encumber or otherwise dispose of any trademarks, patents or other intellectual property owned by any Group Company. For the avoidance of any doubt, the existing authorised use of an intellectual property shall be valid until its expiry.

(n)           Make any alteration or amendment to the Memorandum of Association or Articles of Association of the Company, or the constitutional documents of any other Group Company.

(o)           Dispose of or dilute the Company’s direct or indirect interest in any of its Subsidiaries not within the Annual Plans, and the relevant amount of each individual transaction or a series of related transactions exceeds 5% of the audited consolidated total assets of the Company as at the end of the latest financial year.

(p)           Cease to conduct or carry on the business of any Group Company as now conducted or change any part of its business activities.

(q)           Sell or dispose of the whole or a material part of the undertaking, goodwill or assets of any Group Company.

(r)            Pass any resolution for the winding up or dissolution of any Group Company or undertake any merger, reconstruction or liquidation exercise concerning any Group Company or apply for the appointment of a receiver, manager or judicial manager or like officer in respect of any Group Company.

(s)            Approve any transfer of shares or interests in any Group Company.

(t)            Commence, institute, defend or maintain any litigation, legal proceedings, arbitration, mediation or any other dispute resolution procedures which are material to the Group.

(u)           Enter into any abnormal or unusual contract or contract outside the ordinary course of business of the Company which are material to the Group.

(v)           Incur of any capital expenditure by the Company not within the Annual Plans, exceeding the sum of RMB10,000,000 for any single transaction or a total aggregate amount of RMB30,000,000 in respect of any financial year.

(w)          Matters in relation to initial public offering of any interests of the Company, including but not limited to time, price, listing place, except for the Qualified IPO.

(x)           Initial public offering of any securities of the Company (except for the Qualified IPO), including but not limited to shares, bonds and/or convertible bonds.

(y)           Conduct Related Transaction otherwise than those in the Annual Plans exceeding the sum of RMB10,000,000 for any single Related Transaction or a total aggregate amount of RMB30,000,000 in respect of all Related Transaction within consecutive 12 months.

7.2          Protection of Reserved Matters; Each of the Company and the Shareholders jointly and severally undertakes to the Investor that it shall exercise all its rights and powers in relation to the Company and the Group Companies so as to procure that, subject to applicable law, no resolutions to approve, authorize and ratify any of the Reserved Matters.

7.3          Control of Directly Owned Subsidiaries.  The Company will exercise or refrain from exercising any voting rights or other powers of Control which it may have in or over any of its directly owned subsidiaries (each a “Directly Owned Subsidiary”) so as to ensure that none of the actions set out in Section 7.1 will be taken by any such Directly Owned Subsidiary without the same prior approval as required under Section 7.1, insofar as it is not inconsistent with or contrary to the laws and regulations of the jurisdiction in which such Directly Owned Subsidiary is organized.  For this purpose, references in Section 7.1 to the Company shall be construed as references to such Directly Owned Subsidiary.

7.4          Control of Indirectly Owned Subsidiaries.  The Company will cause each of its Directly Owned Subsidiaries to exercise or refrain from exercising any voting rights or other powers of Control (whether direct or indirect) which it may have in or over any company which is a subsidiary of any Directly Owned Subsidiary (each an “Indirectly Owned Subsidiary”) so as to ensure that none of the actions set out in Section 7.1 will be taken by such Indirectly Owned Subsidiary without the same prior approval as required under Section 7.1, insofar as it is not inconsistent with or contrary to the laws and regulations of the jurisdiction in which such Indirectly Owned Subsidiary is organized.  For this purpose, references in Section 7.1 to the Company shall be construed as references to such Indirectly Owned Subsidiary.

7.5          Obtaining a Qualified IPO.  The Company and the Existing Shareholders undertake to use their best efforts to cause a Qualified IPO on or prior to 31 December 2010.

7.6          Non-Competition. Each Existing Shareholder undertakes to other Shareholders that the Company is and will continue to be its sole operating entity carrying out the current business activities of the Company.

7.7          Change of Control. Subject to the Investor Consent, the Existing Shareholders shall remain their control over the Company.

8.             Miscellaneous.

8.1          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Hong Kong Special Administrative Region, excluding those laws that direct the application of the laws of another jurisdiction.

8.2          Dispute Resolution.

(a)           Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation.  Such consultation shall begin immediately after one party hereto has delivered to the other parry hereto a written request for such consultation.  If within 30 days following the date on which such notice is given the dispute cannot he resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.

(b)           The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”).  There shall be three arbitrators.  Each opposing party to a dispute shall be entitled to appoint one arbitrator, and the third arbitrator shall be jointly appointed by the disputing parties or, failing which the Centre shall appoint the third arbitrator.

(c)           The arbitration proceedings shall be conducted in English.  The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the Centre at the time of the arbitration.

(d)           The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of Hong Kong and shall not apply any other substantive law.

(e)           Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(f)            The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(g)           Either party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

8.3          Counterparts and Facsimile Execution.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.

8.4          Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when printed confirmation sheet verifying successful transmission of the facsimile is generated by the sender’s machine, when sent by facsimile at the number set forth below (or hereafter amended by subsequent notice to the parties hereto); (c) five (5) Business Days after deposit in the mail as certified mail, receipt requested, postage prepaid and addressed to the other party as set forth below; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth below, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To:	MODERN CYBER INTERNATIONAL LIMITED

Tel. No.:

Fax No.:

Attention:

To:	GAEATEC INTERNATIONAL LIMITED

Tel. No.:

Fax No.:

Attention:

To:	VIOLET GOLD INTERNATIONAL LIMITED

Tel. No.:

Fax No.:

Attention:

To:	HOVEREX INTERNATIONAL LIMITED

Tel. No.:

Fax No.:

Attention:

To:	RICH SONIC INTERNATIONAL LIMITED

Tel. No.:

Fax No.:

Attention:

To:	ROLL WHEEL INTERNATIONAL LIMITED

Tel. No.:

Fax No.:

Attention:

To:	NEWMAN INVESTMENTS LIMITED

Tel. No.:

Fax No.:

Attention:

To:	LENTUO INTERNATIONAL INC.

Tel. No.:

Fax No.:

Attention:

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication.  A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.4 by giving the other parties written notice of the new address in the manner set forth above.

8.5          Severability.  In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.6          Entire Agreement; Successors and Assigns.  Except as specifically referenced in this Agreement, this Agreement, together with the Exhibit to this Agreement, constitute the entire contract among the Parties with respect to the subject matter of this Agreement.  Any prior or contemporaneous agreement, discussion, understanding, or correspondence among the parties (including any prior representations or warranties given by the Parties) regarding the subject matter of this Agreement is superseded by this Agreement.  Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors, and assigns of the Parties to this Agreement.

8.7          Conflict with Charter Documents.  In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Company’s Articles or Memorandum of Association or other constitutional documents, the parties shall, notwithstanding the conflict or inconsistency, act so as to effect the intent of this Agreement to the greatest extent possible under the circumstances and shall promptly amend the conflicting constitutional documents to conform to this Agreement to the greatest extent possible.

8.8          Termination.  The provisions of this Agreement, save for Sections 1, 2, 8 and 9 and other provisions that by their express terms survive termination, shall cease to have effect immediately upon a Qualified IPO and no parties shall have any rights or obligations under these provisions (save as excepted above) save for any obligations arising in connection prior to the Qualified IPO.

8.9          Liquidation Preference. Immediately prior to the Qualified IPO, the Investor shall be entitled to receive in preference to the existing Shareholders an amount of up to US$18,000,000 together with all declared but unpaid dividends in the event of liquidation.

9.             Confidentiality and Announcements.

9.1          Disclosure of Terms.  No Party shall, without the prior written approval of the Investor, make any announcement concerning or otherwise disclose or divulge any information concerning any Investor’s involvement with or interest in any Group Company including (without limitation) the subject matter and the terms and conditions set forth in this Agreement and the Subscription Agreement, and negotiations relating thereto, which shall be confidential information (collectively, “Confidential Information”); provided, however, that the Investor and the Company may disclose or make announcements with respect to the amount of funds raised by the Company, and the identity of the Investor.

9.2          Confidentiality Period.  Each Party (other than the Investor) shall at all times after the date of this Agreement keep confidential, and not directly or indirectly reveal, disclose or use for any purpose, any Confidential Information, howsoever received or obtained.

9.3          Permitted Disclosures.  The prohibitions set out in Sections 9.1 and 9.2 do not apply to:

(a)           information which was in the public domain or otherwise known to a Party (the “Disclosing Party”) before it was provided to the Disclosing Party by another Party, or entered the public domain otherwise than as a result of (a) a breach by the Disclosing Party of this Section 9, or (b) a breach of a confidentiality obligation by the another person, where such breach was known to the Disclosing Party;

(b)           disclosure of Confidential Information which is legally compelled by any law, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant authority that is applicable to the Disclosing Party, and provided that the Disclosing Party shall promptly provide the other Parties with written notice of that fact, in accordance with Section 8.4, so that such other Parties may seek a protective order, confidential treatment or other appropriate remedy.  In such event, the Disclosing Party shall furnish only that portion of the Confidential Information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information to the extent requested by the other Parties hereto;

(c)           information disclosed by the Investor to its advisers, consultants, auditors, directors, officers, employees, stockholders, investors or insurers;

(d)           information disclosed by the Investor to a bona fide potential purchaser of or investor in the shares in the capital stock of the Company; or

(e)           information disclosed by the Investor Representative to the Investor that appointed him, or its Affiliates.

9.4          Existing Shareholders’ Obligations.  The Existing Shareholders shall cause the observance of this Section 9 by each Group Company, shall allow access to Confidential Information only to directors, officers and employees of the Group Companies whose duties require them to possess such Confidential Information, and shall take all reasonable steps to minimize the risk of disclosure of Confidential Information.

9.5          Other Information.  The provisions of this Section 9 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the Parties hereto with respect to the transactions contemplated hereby.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Shareholders’ Agreement as of the day and year first above written.

MODERN CYBER INTERNATIONAL LIMITED

By:	/s/ Hetong Guo
Name:
Title:

[SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

GAEATEC INTERNATIONAL LIMITED

By:	/s/ Jing Yang
Name:
Title:

[SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

VIOLET GOLD INTERNATIONAL LIMITED

By:	/s/ Miusi Yang
Name:
Title:

[SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

HOVEREX INTERNATIONAL LIMITED

By:	/s/ Xiaoli Geng
Name:
Title:

[SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

RICH SONIC INTERNATIONAL LIMITED

By:	/s/ Chuanxin Sun
Name:
Title:

[SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

ROLL WHEEL INTERNATIONAL LIMITED

By:	/s/ Xueyuan Han
Name:
Title:

[SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

NEWMAN INVESTMENTS LIMITED

By:	/s/ Weimin Yin
Name:
Title:

[SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

LENTUO INTERNATIONAL INC.

By:	/s/ Hetong Guo
Name:
Title:

[SHAREHOLDERS’ AGREEMENT SIGNATURE PAGE]

EXHIBIT A

ADHERENCE DEED

ADHERENCE DEED

THIS ADHERENCE DEED is made the                                         day of                                                          by [       ], a company incorporated in [     ] with registered number [     ] whose registered office is at [       ] (“New Shareholder”)

RECITALS

A.            On [    ], 2010, the shareholders of LENTUO INTERNATIONAL INC. (the “Company”) entered into a shareholders’ agreement (the “Shareholders’ Agreement”), to which the substantial form of this Adherence Deed forms A.

B.            The New Shareholder is the intended transferee of [   ] [Ordinary Shares] of par value [US$1.00] each (“Transferred Shares”) in the capital of the Company from [...] (“Transferor”) and in accordance with Section 5 of the Shareholders’ Agreement is executing this Deed.

THIS DEED WITNESSES as follows:

1.             Interpretation.  Capitalized terms not otherwise defined in this Deed shall have the meanings given to then in the Shareholders’ Agreement.

2.             Covenant; Enforceability.  The New Shareholder hereby ratifies and accedes to the terms of, agrees to be bound by, and assumes all rights and obligations under the terms and conditions of, the Shareholders’ Agreement, as if the New Shareholder had been an original party to the Shareholders’ Agreement in the same capacity as the Transferor; provided, however, that the New Shareholder shall not have the benefit of any rights of the Transferor under the Shareholders’ Agreement which are expressed to be non-transferable by the terms thereof.  The existing Shareholders shall be entitled to enforce the Shareholders’ Agreement against the New Shareholder.

3.             Governing Law.  This Adherence Deed shall be governed by and construed in all respects in accordance with the laws of Hong Kong.

IN WITNESS WHEREOF this Adherence Deed has been executed [as a deed] by the New Shareholder on the date set forth above.

[NEW SHAREHOLDER]	)
in the presence of:	)

SUPPLEMENTARY AGREEMENT

TO

SHAREHOLDERS’ AGREEMENT

THIS SUPPLEMENTARY AGREEMENT TO SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made as of October 28, 2010, by and among:

(1)                                  LENTUO INTERNATIONAL INC., a limited liability company incorporated under the laws of the Cayman Islands (the “Company”);

(2)                                  GAEATEC INTERNATIONAL LIMITED, a limited liability company incorporated under the laws of the British Virgin Islands (“Gaeatec”);

(3)                                  MODERN CYBER INTERNATIONAL LIMITED, a limited liability company incorporated under the laws of the British Virgin Islands (“Modern Cyber”);

(4)                                  VIOLET GOLD INTERNATIONAL LIMITED, a limited liability company incorporated under the laws of the British Virgin Islands (“Violet Gold”);

(5)                                  HOVEREX INTERNATIONAL LIMITED, a limited liability company incorporated under the laws of the British Virgin Islands (“Hoverex”);

(6)                                  RICH SONIC INTERNATIONAL LIMITED, a limited liability company incorporated under the laws of the British Virgin Islands (“Rich Sonic”);

(7)                                  ROLL WHEEL INTERNATIONAL LIMITED, a limited liability company incorporated under the laws of the British Virgin Islands (“Roll Wheel”); and

(8)                                  NEWMAN INVESTMENTS LIMITED, a limited liability company incorporated under the laws of Samoa (the “Investor”),

(the foregoing parties, collectively the “Parties”, and each a “Party”).

RECITALS

A.            The Company, Gaeatec, Modern Cyber, Violet Gold, Hoverex, Rich Sonic, Roll Wheel, and the Investor entered into a Shareholders’ Agreement dated as of February 2010 (the “Shareholders’ Agreement”), which specifies the regulation over the Company by the Shareholders and the rights and obligations of each Shareholder following the consummation of the Investor’s investment in the Company; and

B.            Having agreed to amend relevant provisions in the Shareholders’ Agreement and having reached agreement on such amendments, the Parties desire to enter into a written agreement to confirm such amendments.

1

NOW, THEREFORE, in consideration of the foregoing premises, the Parties agree as follows:

1.                                       The Parties agree that the definition of “Qualified IPO” in Article 1. Certain Definitions in the Shareholders’ Agreement shall be amended to the effect that the listing of the Listco on a foreign stock exchange resulting in the Listco having a market capitalization of not less than US$300 million shall be removed from the conditions for the determination of the Qualified IPO; and

2.                                       The Parties agree that this Agreement shall take effect as of the date of execution and shall constitute an integral part of the Shareholders’ Agreement upon execution.  This Agreement shall be binding upon the Parties unless terminated in writing by the Parties.

[Remainder of this page intentionally left blank]

2

[Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective representatives as of the date first above written.

LENTUO INTERNATIONAL INC.

By:	/s/ Hetong Guo

GAEATEC INTERNATIONAL LIMITED

By:	/s/ Jing Yang

MODERN CYBER INTERNATIONAL LIMITED

By:	/s/ Hetong Guo

HOVEREX INTERNATIONAL LIMITED

By:	/s/ Xiaoli Geng

VIOLET GOLD INTERNATIONAL LIMITED

By:	/s/ Miusi Yang

RICH SONIC INTERNATIONAL LIMITED

By:	/s/ Chuanxin Sun

ROLL WHEEL INTERNATIONAL LIMITED

By:	/s/ Xueyuan Han

NEWMAN INVESTMENTS LIMITED

By:	Weimin Yin

3